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                                                                    Exhibit 99.3

                 Information Relating to Midwest Generation, LLC

Recent Regulatory Developments

     Commonwealth Edison Company ("Commonwealth Edison") has applied to join PJM Interconnection, LLC ("PJM"). On March 18, 2004, the Federal Energy Regulatory Commission ("FERC") issued two orders relating to the integration of Commonwealth Edison into PJM on an "islanded" basis. In its orders, the FERC approved the separate integration of Commonwealth Edison into PJM, subject to the satisfaction of two contingencies. Once satisfied, the FERC will issue an additional order setting the date for such integration.

     The first contingency is that the reliability plan relating to such integration be approved by the North American Electric Reliability Council ("NERC") which considered and approved the plan at a meeting of the NERC Operating Committee on March 25, 2004. Final action by the NERC Board is expected to occur shortly.

     The second contingency concerns a previous FERC condition that, prior to the commencement of such integration, Commonwealth Edison and American Electric Power ("AEP") come up with a solution that would hold Michigan and Wisconsin utilities harmless from the decisions by Commonwealth Edison and AEP to join PJM instead of the Midwest Independent System Operator ("MISO"). In its order, the FERC rejected a plan previously submitted for this purpose and has set this matter for hearing. But, in the meantime, the FERC has said that the islanded integration can proceed so long as Commonwealth Edison and AEP agree to be bound by the determinations made in the hearing and to pay any additional amounts so determined to satisfy the hold-harmless criteria prescribed by the FERC.

     It is unclear at present whether either of these conditions will be met in time to permit integration of Commonwealth Edison into PJM on an islanded basis by May 1, 2004, the date which has been proposed by Commonwealth Edison and PJM.

     On March 19, 2004, the FERC issued another order having the effect of postponing to December 1, 2004 the effective date for elimination of regional through and out rates in the region encompassed by PJM (as expanded by the addition of Commonwealth Edison and AEP) and the MISO. The effect of this order is that rate pancaking will not be eliminated prior to Commonwealth Edison's and AEP's scheduled dates for integration into PJM. Accordingly, the Company will continue to have to pay transmission charges for power sold for delivery outside of Commonwealth Edison's control area or, if Commonwealth Edison is integrated into PJM before December 1, 2004, outside of the newly PJM defined Northern Illinois Control Area ("NICA"). The FERC has included in its order a strong statement that through and out rates must be eliminated no later than December 1, 2004.

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     On March 24, 2004, the FERC, in another order, rejected a proposal by PJM for certain market mitigation procedures to be applied to the new NICA. In the rejected proposal, PJM's market monitor could require that in certain circumstances the bid by what would otherwise be a market clearing unit be capped at the greater of such unit's variable operating cost plus ten percent, with such unit receiving for its sales the higher of such bid or the NICA market clearing price otherwise determined on the basis of this revised bid and all other bids. The Company, our indirect parent Edison Mission Energy, and others opposed this approach, in part pointing out that the need for such measures, if any, was an anomaly of the islanded integration of Commonwealth Edison, in that PJM had admitted that the need for such measures would likely disappear if and when AEP is fully integrated into PJM, currently scheduled to occur on October 1, 2004. In its recent order, the FERC found that PJM's proposed mitigation measures had not been adequately supported and lodged too much discretion in the market monitor, and thus rejected the unit-specific bid cap proposal, but without prejudice to PJM's refiling another proposal that either provides adequate justification for such a mechanism or proposes a different mechanism with adequate support.

     If the conditions referred to above are satisfied in time to permit the islanded integration of Commonwealth Edison into PJM by May 1, 2004 the direct impact on the Company will for the most part be limited to the delay in the elimination of regional through and out rates. This is not expected to have a material effect on the Company's financial results with respect to the period between the May 1, 2004 integration, if it occurs, and the mandated elimination of the through and out rates on December 1, 2004. The impact on power prices in the new NICA and in the surrounding bilateral markets by reason of the islanded integration of Commonwealth Edison is difficult to predict, but it is not currently anticipated that it will have a material effect upon the Company's financial results in the period prior to the integration of AEP into PJM, currently scheduled for October 1, 2004.

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